Exhibit 99.1

For Immediate Release	Contact: Kevin Stout
Landstar System, Inc.
www.landstar.com
July 23, 2015	904-398-9400

LANDSTAR SYSTEM REPORTS RECORD QUARTERLY REVENUE OF

$868 MILLION AND RECORD QUARTERLY DILUTED EARNINGS PER SHARE

FROM CONTINUING OPERATIONS OF $0.92

Jacksonville, FL – Landstar System, Inc. (NASDAQ: LSTR) reported record quarterly diluted earnings per share from continuing operations of $0.92, on record quarterly revenue of $868 million in the 2015 second quarter. Landstar reported diluted earnings per share of $0.80 on revenue of $814 million in the 2014 second quarter. Gross profit (defined as revenue less the cost of purchased transportation and commissions to agents) was $130.8 million in the 2015 second quarter compared to $121.6 million of gross profit in the 2014 second quarter. Operating margin, representing operating income divided by gross profit, was 50.5 percent in the 2015 second quarter.

Truck transportation revenue hauled by independent business capacity owners (“BCOs”) and truck brokerage carriers in the 2015 second quarter was $809.2 million, or 93 percent of revenue, compared to $764.7 million, or 94 percent of revenue, in the 2014 second quarter. Truckload transportation revenue hauled via van equipment in the 2015 second quarter was $496.9 million compared to $458.7 million in the 2014 second quarter. Truckload transportation revenue hauled via unsided/platform equipment in the 2015 second quarter was $291.0 million compared to $285.5 million in the 2014 second quarter. Revenue hauled by rail, air and ocean cargo carriers was $48.1 million, or 6 percent of revenue, in the 2015 second quarter compared to $39.9 million, or 5 percent of revenue, in the 2014 second quarter.

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Trailing twelve-month return on average shareholders’ equity was 30 percent and trailing twelve-month return on invested capital, net income divided by the sum of average equity plus average debt, was 25 percent. Landstar purchased approximately 1,307,000 shares of its common stock during 2015 at an aggregate cost of $84.6 million. Currently, there are 3,000,000 shares of the Company’s common stock available for purchase under Landstar’s authorized share purchase program. As of June 27, 2015, the Company had $131 million in cash and short term investments and $192 million available for borrowings under the Company’s senior credit facility.

In addition, Landstar announced today that its Board of Directors has declared a quarterly dividend of $0.08 per share payable on August 28, 2015, to stockholders of record as of the close of business on August 10, 2015. This represents a 14 percent increase in the Company’s quarterly dividend. It is currently the intention of the Board to pay dividends on a quarterly basis going forward.

“I am extremely pleased with our 2015 second quarter operating performance,” said Landstar’s President and Chief Executive Officer, Jim Gattoni. “Demand for Landstar’s services was strong throughout the quarter. Revenue, gross profit, operating income and diluted earnings per share from continuing operations in the 2015 second quarter were all second quarter records. The number of loads hauled via truck exceeded the 2014 second quarter by 9 percent and the number of loads hauled via railroads, ocean cargo carriers and air cargo carriers increased 31 percent over the 2014 second quarter. The growth in the number of loads hauled via truck was driven by increased volumes for unsided/platform equipment, van equipment and less-than-truckload of 10 percent, 8 percent and 20 percent, respectively. As expected, revenue per load on loads hauled via truck softened in the 2015 second quarter as compared to the 2014 second quarter. Truck revenue per load in the 2015 second quarter was 3 percent lower as compared to the 2014 second quarter mostly due to the record truck revenue per load experienced in 2014 and the impact of lower diesel fuel costs on loads hauled via truck brokerage carriers in 2015. Operating income for the 2015 second quarter was $66.0 million, the highest second quarter operating income in Landstar history, and operating margin was 50.5 percent. Finally, diluted earnings per share in the 2015 second quarter increased 15 percent over the 2014 second quarter.”

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Gattoni continued, “Demand for Landstar’s services thus far in July remains very strong. I expect the number of loads hauled via truck in the 2015 third quarter to increase in a mid-to-upper single digit percentage range over the 2014 third quarter. As it pertains to revenue per load on loads hauled via truck, year-over-prior-year comparisons continue to be difficult due to the all-time high revenue per load reported in the 2014 third quarter along with the effect of lower diesel fuel costs on loads hauled via truck brokerage carriers in 2015. During the first few weeks of fiscal July, revenue per load on loads hauled via truck is consistent with that experienced in fiscal June, yet lower than fiscal July 2014. I do not expect a significant change in these recent trends over the balance of the 2015 third quarter. As such, I expect revenue per load on loads hauled via truck in the 2015 third quarter to be below the 2014 third quarter in a low-to-mid-single digit percentage range, as experienced in the first few weeks of July. Assuming the current environment continues throughout the 2015 third quarter, I anticipate revenue for the 2015 third quarter to be in a range of $830 million to $880 million and, assuming that range of estimated revenue, I would anticipate 2015 third quarter diluted earnings per share to be in a range of $0.87 to $0.92 per share compared to $0.82 per diluted share in the 2014 third quarter.”

Landstar will provide a live webcast of its quarterly earnings conference call this afternoon at 5:00 pm ET. To access the webcast, visit the Company’s website at www.landstar.com; click on “Investor Relations” and “Webcasts,” then click on “Landstar’s Second Quarter 2015 Earnings Release Conference Call.”

The following is a “safe harbor” statement under the Private Securities Litigation Reform Act of 1995. Statements contained in this press release that are not based on historical facts are “forward-looking statements”. This press release contains forward-looking statements, such as statements which relate to Landstar’s business objectives, plans, strategies and expectations. Terms such as “anticipates,” “believes,” “estimates,” “intention,” “expects,” “plans,” “predicts,” “may,” “should,” “could,” “will,” the negative thereof and similar expressions are intended to identify forward-looking statements. Such statements are by nature subject to uncertainties and risks, including but not limited to: an increase in the frequency or severity of accidents or other claims; unfavorable development of existing accident claims; dependence on third party

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insurance companies; dependence on independent commission sales agents; dependence on third party capacity providers; decreased demand for transportation services; substantial industry competition; disruptions or failures in the Company’s computer systems; dependence on key vendors; changes in fuel taxes; status of independent contractors; regulatory and legislative changes; catastrophic loss of a Company facility; intellectual property; unclaimed property; and other operational, financial or legal risks or uncertainties detailed in Landstar’s Form 10K for the 2014 fiscal year, described in Item 1A Risk Factors, and in other SEC filings from time to time. These risks and uncertainties could cause actual results or events to differ materially from historical results or those anticipated. Investors should not place undue reliance on such forward-looking statements and the Company undertakes no obligation to publicly update or revise any forward-looking statements.

About Landstar:

Landstar System, Inc. is an asset-light provider of integrated transportation management solutions delivering safe, specialized transportation services to a broad range of customers utilizing a network of agents, third party capacity owners and employees. All Landstar transportation services companies are certified to ISO 9001:2008 quality management system standards and RC14001:2013 environmental, health, safety and security management system standards. Landstar System, Inc. is headquartered in Jacksonville, Florida. Its common stock trades on The NASDAQ Stock Market® under the symbol LSTR.

(Tables follow)

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Landstar System, Inc. and Subsidiary

Consolidated Statements of Income

(Dollars in thousands, except per share amounts)

(Unaudited)

	Twenty Six Weeks Ended		Thirteen Weeks Ended
	June 27, 2015	June 28, 2014	June 27, 2015	June 28, 2014
Revenue	$1,630,763	$1,502,640	$868,383	$814,443
Investment income	693	695	339	332

Costs and expenses:
Purchased transportation	1,254,730	1,158,964	667,577	628,933
Commissions to agents	129,816	116,565	70,032	63,861
Other operating costs, net of gains on asset sales/dispositions	15,670	12,829	7,981	6,243
Insurance and claims	27,108	25,706	12,312	13,849
Selling, general and administrative	74,986	72,352	37,738	36,752
Depreciation and amortization	14,068	13,333	7,049	6,565

Total costs and expenses	1,516,378	1,399,749	802,689	756,203

Operating income	115,078	103,586	66,033	58,572
Interest and debt expense	1,494	1,486	713	718

Income before income taxes	113,584	102,100	65,320	57,854
Income taxes	43,098	38,537	24,849	21,929

Net income	$70,486	$63,563	$40,471	$35,925

Earnings per common share	$1.59	$1.41	$0.92	$0.80

Diluted earnings per share	$1.59	$1.40	$0.92	$0.80

Average number of shares outstanding:
Earnings per common share	44,240,000	45,171,000	43,892,000	44,935,000

Diluted earnings per share	44,397,000	45,362,000	44,033,000	45,128,000

Dividends per common share	$0.14	$0.12	$0.07	$0.06

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Landstar System, Inc. and Subsidiary

Consolidated Balance Sheets

(Dollars in thousands, except per share amounts)

(Unaudited)

	June 27, 2015	December 27, 2014
ASSETS
Current assets:
Cash and cash equivalents	$82,426	$163,944
Short-term investments	48,864	37,007
Trade accounts receivable, less allowance of $4,441 and $4,338	481,605	492,642
Other receivables, including advances to independent contractors, less allowance of $4,304 and $4,189	21,678	15,132
Deferred income taxes and other current assets	22,307	23,603

Total current assets	656,880	732,328

Operating property, less accumulated depreciation and amortization of $169,110 and $160,681	190,082	202,203
Goodwill	31,134	31,134
Other assets	68,848	78,547

Total assets	$946,944	$1,044,212

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Cash overdraft	$31,717	$34,629
Accounts payable	216,807	220,077
Current maturities of long-term debt	34,189	35,064
Insurance claims	22,123	24,233
Dividends payable	—	44,794
Other current liabilities	41,617	51,654

Total current liabilities	346,453	410,451

Long-term debt, excluding current maturities	59,020	76,257
Insurance claims	23,491	21,769
Deferred income taxes and other non-current liabilities	48,478	47,474

Shareholders’ equity:
Common stock, $0.01 par value, authorized 160,000,000 shares, issued 67,357,102 and 67,268,817 shares	674	673
Additional paid-in capital	191,221	189,012
Retained earnings	1,319,674	1,255,374
Cost of 23,781,485 and 22,474,331 shares of common stock in treasury	(1,040,248)	(955,613)
Accumulated other comprehensive loss	(1,819)	(1,185)

Total shareholders’ equity	469,502	488,261

Total liabilities and shareholders’ equity	$946,944	$1,044,212

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Landstar System, Inc. and Subsidiary

Supplemental Information

(Unaudited)

	Twenty Six Weeks Ended		Thirteen Weeks Ended
	June 27, 2015	June 28, 2014	June 27, 2015	June 28, 2014
Revenue generated through (in thousands):
Truck transportation
Truckload:
Van equipment	$946,598	$856,010	$496,910	$458,749
Unsided/platform equipment	530,515	516,496	291,032	285,477
Less-than-truckload	40,956	37,337	21,258	20,452

Total truck transportation	1,518,069	1,409,843	809,200	764,678
Rail intermodal	49,522	37,021	26,341	20,526
Ocean and air cargo carriers	41,410	36,437	21,778	19,421
Other (1)	21,762	19,339	11,064	9,818

	$1,630,763	$1,502,640	$868,383	$814,443

Revenue on loads hauled via BCO Independent Contractors (2) included in total truck transportation	$752,030	$740,689	$401,705	$397,037
Number of loads:
Truck transportation
Truckload:
Van equipment	544,714	506,921	285,762	264,185
Unsided/platform equipment	229,452	217,794	127,286	115,901
Less-than-truckload	54,904	43,825	28,912	24,134

Total truck transportation	829,070	768,540	441,960	404,220
Rail intermodal	20,680	14,280	11,200	7,870
Ocean and air cargo carriers	8,620	8,010	4,490	4,120

	858,370	790,830	457,650	416,210

Loads hauled via BCO Independent Contractors (2) included in total truck transportation	406,230	411,370	214,930	212,500
Revenue per load:
Truck transportation
Truckload:
Van equipment	$1,738	$1,689	$1,739	$1,736
Unsided/platform equipment	2,312	2,371	2,286	2,463
Less-than-truckload	746	852	735	847
Total truck transportation	1,831	1,834	1,831	1,892
Rail intermodal	2,395	2,593	2,352	2,608
Ocean and air cargo carriers	4,804	4,549	4,850	4,714
Revenue per load on loads hauled via BCO Independent Contractors (2)	$1,851	$1,801	$1,869	$1,868
Revenue by capacity type (as a % of total revenue);
Truck capacity providers:
BCO Independent Contractors (2)	46%	49%	46%	49%
Truck Brokerage Carriers	47%	45%	47%	45%
Rail intermodal	3%	3%	3%	3%
Ocean and air cargo carriers	3%	2%	3%	2%
Other	1%	1%	1%	1%

			June 27, 2015	June 28, 2014
Truck Capacity Providers
BCO Independent Contractors (2)			8,726	8,074

Truck Brokerage Carriers:
Approved and active (3)			28,387	23,807
Other approved			13,126	11,743

			41,513	35,550

Total available truck capacity providers			50,239	43,624

Trucks provided by BCO Independent Contractors (2)			9,308	8,591

(1)	Includes primarily premium revenue generated by the insurance segment.
(2)	BCO Independent Contractors are independent contractors who provide truck capacity to the Company under exclusive lease arrangements.
(3)	Active refers to Truck Brokerage Carriers who have moved at least one load in the 180 days immediately preceeding the fiscal quarter end.